EXHIBIT 11.0


                       COMPUTATION OF EARNINGS PER SHARE
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                -----------------      ------------------
                                                MARCH 1,   MARCH 2,     MARCH 1,   MARCH 2,
                                                 1997       1996        1997        1996
                                                -----      ------      ------      ------
PRIMARY:

  Weighted average common shares outstanding    5,620       4,883       5,615       4,213

  Weighted average common equivalent shares       180         172         160         170
  outstanding
                                               ------      ------      ------      ------
  Total                                         5,800       5,055       5,775       4,383
                                               ======      ======      ======      ======


  Net Income                                   $  165      $   88      $1,605      $1,445

  Per share amount                             $ 0.03      $ 0.02      $ 0.28      $ 0.33


FULLY DILUTED:

  Weighted average common shares outstanding    5,620       4,883       5,615       4,213

  Weighted average common equivalent shares       180         172         160         170
  outstanding

                                               ------      ------      ------      ------
  Total                                         5,800       5,055       5,775       4,383
                                               ======      ======      ======      ======


  Net Income                                   $  165      $   88      $1,605      $1,445

  Per share amount                             $ 0.03      $ 0.02      $ 0.28      $ 0.33


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